Exhibit 99

FOR IMMEDIATE RELEASE

                              RPC, Inc. Reports Record First Quarter 2011 Financial Results

• Revenues Increased by 79.1 Percent Compared to the First Quarter of 2010
• Net Income Increased by 389.0 Percent Compared to the First Quarter of 2010
• Diluted EPS Increased to $0.45, Compared to $0.09 in the First Quarter 2010

ATLANTA, April 27, 2011 -- RPC, Inc. (NYSE: RES) today announced its unaudited results for the first quarter ended March 31, 2011.  RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, and in selected international markets.

For the quarter ended March 31, 2011, revenues increased 79.1 percent to $381,761,000 compared to $213,144,000 in the first quarter last year.  Revenues increased compared to the prior year due to higher activity levels, a larger fleet of revenue-producing equipment, the expansion of customer relationships, and improved pricing, particularly within our technical services segment.  Operating profit for the quarter was $106,326,000 compared to operating profit of $22,568,000 in the prior year.  Net income was $65,524,000 or $0.45 diluted earnings per share, compared to net income of $13,400,000 or $0.09 diluted earnings per share last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) increased by 164.7 percent to $146,197,000 compared to $55,232,000 in the prior year. 1

Cost of revenues was $201,252,000, or 52.7 percent of revenues, during the first quarter of 2011, compared to $129,614,000, or 60.8 percent of revenues, in the prior year.  Cost of revenues increased due to the variable nature of these expenses.  Cost of revenues as a percentage of revenues decreased, however, due to job mix and improved pricing for our services.  In addition, RPC achieved improved leverage of many direct costs, including employment costs, over higher revenues.

Selling, general and administrative expenses were $36,057,000 in the first quarter of 2011, a 29.5 percent increase compared to $27,837,000 in the prior year. This increase was primarily due to increases in total employment costs, including increased incentive compensation consistent with improved operating results. As a percentage of revenues, however, these costs decreased to 9.4 percent in 2011 compared to 13.1 percent last year due to the fixed nature of many of these expenses and our ability to leverage these costs over higher revenues. Depreciation and amortization increased to $39,537,000 during the quarter compared to $32,261,000 last year, due to the capital expenditures made during the last year.

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1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP).  Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

1st Quarter 2011 Press Release

Interest expense increased from $541,000 last year to $1,079,000 in 2011 due to a higher average balance and higher interest rates during the quarter under RPC’s syndicated revolving credit facility as compared to the prior year.

 “A number of industry and company-specific factors combined to generate record quarterly financial results for RPC during the first quarter of 2011,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer.  “From an industry perspective, the average domestic rig count during the first quarter was 1,716, a 27.6 percent increase compared to the same period in 2010 and a 2.7 percent increase compared to the fourth quarter of 2010.  The average price of natural gas was $4.13 per Mcf, an 18.9 percent decrease compared to the prior year, while the average price of oil was $93.99 per barrel, a 20.5 percent increase compared to the prior year.  The unconventional rig count, which in recent years has become a more important indicator of the demand for RPC’s services, increased by 36.2 percent compared to the prior year, and during the first quarter of 2011 represented 70.1 percent of U.S. domestic drilling activity.

"RPC continued to expand our fleet of revenue-producing equipment during the quarter, principally in our pressure pumping service line. Our equipment was delivered and placed in service in accordance with our previously planned schedule. Much of our pressure pumping fleet continued to work under our committed customer agreements, which resulted in high utilization and operational efficiency. In addition, our other service lines performed well and benefited from increased industry activity, particularly in the unconventional shale basins in which we operate resulting in a 79.1 percent increase in revenues. These factors combined to generate operating and EBITDA margins during the quarter that approached our previous peak margins achieved in 2006. In spite of our high capital expenditures during the first quarter and the working capital requirements of increased operating activities, we remain conservatively capitalized. Although the balance on our revolving credit facility increased from the end of 2010 by $28.6 million to $149.8 million, our ratio of debt to total capitalization at the end of the quarter was 20.5 percent, which we consider to be conservative in light of our projected cash flows and debt covenants. Our financial strength allowed us to purchase 810,377 shares of our stock during the quarter which we believe is a prudent use of capital to benefit our stockholders.

"We are very pleased with our operational execution during the first quarter and proud of the results achieved. Although our financial results were strong, we note that harsh winter weather in many of our service locations impacted our operations. We conservatively estimate that our consolidated revenues were negatively impacted in the range of one to two percent, and our diluted earnings per share were negatively impacted in the range of two to three percent. Also during the first quarter, we closely monitored the availability and delivery schedules of certain critical raw materials used in providing our services, and we continue to work to ensure adequate supplies. We also continue to focus on recruiting and training qualified personnel, managing our customer relationships, and expansion opportunities," concluded Hubbell.

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

1st Quarter 2011 Press Release

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Technical Services revenues increased 82.5 percent for the quarter compared to the prior year due to an increase in the fleet of revenue-producing equipment and higher activity levels from customer commitments, as well as improved pricing in all of the service lines within this segment.  Support Services revenues increased by 48.8 percent during the quarter compared to the prior year due principally to improved pricing and utilization in the rental tool service line, which is the largest service line within this segment. Operating profit in both Technical and Support Services improved due to higher revenues, improved pricing, and cost leverage.

	Three Months Ended March 31
	2011	2010
	(in thousands)
Revenues:
Technical services	$349,402	$191,403
Support services	32,359	21,741
Total revenues	$381,761	$213,144
Operating Profit:
Technical services	$99,916	$24,958
Support services	9,935	1,910
Corporate expenses	(4,936)	(3,436)
Gain / (Loss) on disposition of assets, net	1,411	(864)
Total operating profit	$106,326	$22,568
Other income, net	334	403
Interest expense	(1,079)	(541)
Interest income	4	23

Income before income taxes	$105,585	$22,453

RPC, Inc. will hold a conference call today, April 27, 2011 at 9:00 a.m. ET to discuss the results of the first quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s Web site at www.rpc.net.  The live conference call can also be accessed by calling (888) 820-9415 or (913) 312-0665 and using the access code #9087813.  For those not able to attend the live conference call, a replay of the conference call will be available in the investor relations section of RPC, Inc.’s Web site (www.rpc.net) beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets.  RPC’s investor website can be found at www.rpc.net.

1st Quarter 2011 Press Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include our statements that the unconventional rig count has become a more important indicator of demand for RPC’s services in recent years, our belief that we are conservatively capitalized, our continuing work to ensure adequate supplies of critical raw materials, and our continuing focus on recruiting and training qualified personnel, and managing our customer relationships. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the possibility that the recent growth in unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2010.

For information about RPC, Inc., please contact:

Ben M. Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net

1st Quarter 2011 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended March 31, (Unaudited)	First Quarter
	2011	2010	% BETTER (WORSE)
REVENUES	$381,761	$213,144	79.1%
COSTS AND EXPENSES:
Cost of revenues	201,252	129,614	(55.3)
Selling, general and administrative expenses	36,057	27,837	(29.5)
Depreciation and amortization	39,537	32,261	(22.6)
(Gain) loss on disposition of assets, net	(1,411)	864	N/M
Operating profit	106,326	22,568	N/M
Interest expense	(1,079)	(541)	(99.4)
Interest income	4	23	(82.6)
Other income, net	334	403	(17.1)
Income before income taxes	105,585	22,453	N/M
Income tax provision	40,061	9,053	N/M
NET INCOME	$65,524	$13,400	N/M %

EARNINGS PER SHARE
Basic	$0.45	$0.09	N/M %
Diluted	$0.45	$0.09	N/M %

AVERAGE SHARES OUTSTANDING
Basic	145,015	144,797
Diluted	147,030	146,174

1st Quarter 2011 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At March 31, (Unaudited)	(In thousands)
	2011	2010
ASSETS
Cash and cash equivalents	$11,678	$3,821
Accounts receivable, net	357,008	199,604
Inventories	71,291	58,146
Deferred income taxes	7,550	5,221
Income taxes receivable	736	7,556
Prepaid expenses and other current assets	7,751	4,644
Total current assets	456,014	278,992
Property, plant and equipment, net	504,776	373,163
Goodwill	24,093	24,093
Other assets	12,240	9,613
Total assets	$997,123	$685,861

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$97,341	$50,353
Accrued payroll and related expenses	22,999	14,254
Accrued insurance expenses	5,924	4,686
Accrued state, local and other taxes	4,659	2,922
Income taxes payable	26,297	1,564
Other accrued expenses	694	367
Total current liabilities	157,914	74,146
Long-term accrued insurance expenses	8,296	8,249
Notes payable to banks	149,800	114,300
Long-term pension liabilities	18,698	15,468
Other long-term liabilities	1,711	1,287
Deferred income taxes	78,992	53,245
Total liabilities	415,411	266,695
Common stock	14,804	14,825
Capital in excess of par value	-	2,537
Retained earnings	576,112	410,519
Accumulated other comprehensive loss	(9,204)	(8,715)
Total stockholders' equity	581,712	419,166
Total liabilities and stockholders' equity	$997,123	$685,861

1st Quarter 2011 Press Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call.  EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.  RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure.  This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended March 31, (Unaudited)	First Quarter		% BETTER
	2011	2010	(WORSE)

Reconciliation of Net Income to EBITDA
Net Income	$65,524	$13,400	NM %
Add:
Income tax provision	40,061	9,053	NM
Interest expense	1,079	541	(99.4)
Depreciation and amortization	39,537	32,261	(22.6)
Less:
Interest income	4	23	(82.6)
EBITDA	$146,197	$55,232	164.7%

EBITDA PER SHARE
Basic	$1.01	$0.38	165.8%
Diluted	$0.99	$0.38	160.5%